Dropbox Announces Third Quarter 2026 Results

Revenue of $637.3 Million, an increase of 0.5% year-over-year; excluding FormSwift, up 1.0% year-over-year
Third Quarter GAAP Operating Margin of 27.5% and Non-GAAP Operating Margin of 42.2%
Net Cash Provided by Operating Activities of $259.2 Million and Unlevered Free Cash Flow of $303.9 Million
Announced $350.0M planned acquisition of Tigris Data, a globally distributed, object storage platform built for AI

SAN FRANCISCO, Calif. - November 5, 2026 - Dropbox, Inc. (NASDAQ: DBX), today announced financial results for its third quarter ended September 30, 2026.

“Q3 was another beat-and-raise quarter, with revenue growth excluding FormSwift and non-GAAP operating margin both ahead of our guidance, marking our fifth consecutive quarter of year-over-year revenue growth excluding FormSwift,” said Ashraf Alkarmi, co-Chief Executive Officer of Dropbox. “We’re executing on our strategy to become the trusted, independent content foundation for the AI era, and I’m excited about the opportunity in front of us. We’re making our customers’ content smarter and more useful by connecting Dropbox to the AI tools they already use. And with DBX Agent Cloud and our agreement to acquire Tigris, we’re putting the infrastructure we’ve built over nearly two decades to work for companies building AI applications, opening a new avenue for growth.”

Third Quarter 2026 Results Compared to Third Quarter 2025

•Total revenue was $637.3 million, an increase of 0.5%. Excluding FormSwift, revenue grew 1.0%. On a constant currency basis, total revenue excluding FormSwift increased by 0.2%.(1)

•Total ARR was $2.555 billion, an increase of 0.8%. Excluding FormSwift, Total ARR grew 1.9%, and 0.4% on a constant currency basis. Total ARR on a constant currency basis decreased $10.4 million quarter-over-quarter due to completion of the wind down of FormSwift as of the end of the third quarter of 2026; excluding FormSwift, it increased $4.7 million quarter-over-quarter.(2)

•Paying users totaled 18.20 million, as compared to 18.07 million. Paying users increased by 20,000 quarter-over-quarter largely due to growth in our Simple plan and slight growth in Teams plan offset by the wind down of FormSwift. Average revenue per paying user was $138.76, as compared to $139.07.

•GAAP gross margin was 80.6%, as compared to 79.8%. Non-GAAP gross margin was 81.8%, as compared to 81.4%.

•GAAP operating margin was flat at 27.5%. Non-GAAP operating margin was 42.2%, as compared to 41.1%.

•GAAP net income was $116.1 million, as compared to $123.8 million. Non-GAAP net income was $197.8 million, as compared to $196.7 million.

•Net cash provided by operating activities was $259.2 million, as compared to $302.1 million. Unlevered free cash flow was $303.9 million, as compared to $314.2 million.

•GAAP diluted net income per share attributable to common stockholders was $0.52, as compared to $0.47. Non-GAAP diluted net income per share attributable to common stockholders was $0.88, as compared to $0.74.(3)

•Cash, cash equivalents and short-term investments ended at $1.142 billion.

Recent Business Highlights

•On November 5, 2026, Dropbox introduced DBX Agent Cloud, a new infrastructure business for companies and developers building AI applications, starting with standalone, S3-compatible object storage and expanding over time to include filesystem and content-processing capabilities.

•On November 5, 2026, Dropbox announced an agreement to acquire Tigris Data Inc., a globally distributed object storage platform, for approximately $350.0 million in cash, subject to customary purchase price adjustments. The acquisition is expected to close in the fourth quarter of 2026, subject to customary closing conditions.

•On November 5, 2026, Dropbox launched the new Dropbox experience, which lets customers find, understand, create, and edit content directly in Dropbox.

(1) We calculate constant currency revenue growth rates by applying the prior period weighted average exchange rates to current period results.

(2) We calculate total annual recurring revenue ("Total ARR") as the number of users who have active paid licenses for access to our platform as of the end of the period, multiplied by their annualized subscription price to our platform. We adjust our exchange rates used to calculate Total ARR on an annual basis, at the beginning of each fiscal year. We calculate constant currency Total ARR growth rates by applying the current period exchange rate to prior period results.

(3) GAAP and Non-GAAP diluted net income per share attributable to common stockholders is calculated based upon 225.1 million and 265.1 million diluted weighted-average shares outstanding of common stock for the three months ended September 30, 2026 and 2025, respectively.

Financial Outlook

Dropbox will provide forward-looking guidance in connection with this quarterly earnings announcement on its conference call, webcast, and on its investor relations website at http://investors.dropbox.com.

Conference Call Information

Dropbox plans to host a conference call today to review its third quarter financial results and to discuss its financial outlook. This call is scheduled to begin at 2:00 p.m. PT / 5:00 p.m. ET and can be accessed by using the web link at http://investors.dropbox.com.

About Dropbox

Dropbox is the one place to keep life organized and keep work moving. With more than 700 million registered users across approximately 180 countries, we're on a mission to design a more enlightened way of working. Dropbox is headquartered in San Francisco, CA, and has employees around the world. For more information on our mission and products, visit http://dropbox.com.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled "About Non-GAAP Financial Measures."

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, among other things, our expectations regarding our new product initiatives and expectations for our business, including the performance of our Core business, our planned acquisition of Tigris Data, which remains subject to the satisfaction or waiver of certain customary closing conditions, and the expected benefits to our business and business performance. Words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plans," and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to risks, uncertainties, and assumptions including, but not limited to: (i) our ability to retain and upgrade paying users; (ii) our ability to attract new users or convert registered users to paying users; (iii) our expectations regarding general economic, political, and market trends and their respective impacts on our business; (iv) impacts to our financial results and business operations as a result of pricing and packaging changes to our subscription plans; (v) our future financial performance, including trends in revenue, costs of revenue, gross profit or gross margin, operating expenses, paying users, annual recurring revenue, average revenue per user, free cash flow, unlevered free cash flow, and the assumptions underlying such trends; (vi) our ability to achieve or maintain profitability; (vii) our ability to prevent security breaches and our liability or other potential legal, regulatory, or reputational consequences of any unauthorized access to our data or our customer data; (viii) significant disruption of service on our platform or loss of content; (ix) any decline in demand for our platform or for content collaboration solutions in general; (x) changes in the interoperability of our platform across devices, operating systems, and third-party applications that we do not control; (xi) our ability to compete successfully in competitive markets; (xii) our ability to respond to rapid technological changes, extend our platform, develop new features or products, or gain market acceptance for such new features or products; (xiii) our ability to improve quality and ease of adoption of our new and enhanced product experiences, features, and capabilities; (xiv) our expectations around future growth; (xv) our various acquisitions of companies and assets and the potential of such acquisitions to require significant management attention, disrupt our business, or dilute stockholder value; (xvi) our ability to attract, retain, integrate, and manage key and other highly qualified personnel, including as a result of our Virtual First model with an increasingly distributed workforce; (xvii) our capital allocation plans with respect to our stock repurchase program and other investments; (xviii) the dual class structure of our common stock and its effect of concentrating voting control with certain stockholders who held our capital stock prior to the completion of our initial public offering, (xix) our ability to successfully integrate acquired businesses and technologies and realize the expected business or financial benefits of any acquisitions of or investments in companies, including Tigris Data; (xx) the risk that the Tigris Data acquisition may not be completed in a timely manner or at all; and (xxi) negative effects of the announcement or consummation of the Tigris Data transaction on Dropbox’s business operations, operating results, or share price. Further information on risks that could affect Dropbox’s results is included in our filings with the Securities and Exchange Commission ("SEC"), including our Form 10-K for the year ended December 31, 2025. Additional information will be made available in our quarterly report on Form 10-Q for the quarter ended September 30, 2026 and other reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Dropbox assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by applicable law.

Dropbox, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$637.3	$634.4	$1,898.3	$1,884.8
Cost of revenue(1)(2)	123.6	128.3	376.7	368.7
Gross profit	513.7	506.1	1,521.6	1,516.1
Operating expenses:
Research and development(1)(2)	185.4	182.3	557.7	545.1
Sales and marketing(1)(2)	86.6	91.5	263.3	271.3
General and administrative(1)(2)	66.5	57.6	187.8	170.2
Net loss on real estate assets	—	—	—	2.6
Total operating expenses	338.5	331.4	1,008.8	989.2
Income from operations	175.2	174.7	512.8	526.9
Interest expense, net	(51.2)	(20.3)	(137.9)	(53.5)
Other income, net	5.6	2.8	13.8	1.1
Income before income taxes	129.6	157.2	388.7	474.5
Provision for income taxes	(13.5)	(33.4)	(62.3)	(74.8)
Net income	$116.1	$123.8	$326.4	$399.7
Basic net income per share	$0.53	$0.47	$1.44	$1.46
Diluted net income per share	$0.52	$0.47	$1.42	$1.43
Weighted-average shares used in computing net income per share attributable to common stockholders, basic	218.2	261.1	226.0	274.4
Weighted-average shares used in computing net income per share attributable to common stockholders, diluted	225.1	265.1	229.5	279.1

(1) Includes stock-based compensation expense as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cost of revenue	$4.5	$5.1	$13.2	$15.6
Research and development	49.6	55.9	151.7	156.4
Sales and marketing	6.3	5.1	16.8	15.8
General and administrative	16.6	12.5	43.7	35.6
Total stock-based compensation	$77.0	$78.6	$225.4	$223.4

(2) Includes expenses related to our various reduction in workforce such as severance, benefits and other related items during the three and nine months ended September 30, 2026 and September 30, 2025.

Dropbox, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$1,104.8	$891.3
Short-term investments	37.4	146.9
Trade and other receivables, net	75.9	79.1
Prepaid expenses and other current assets	68.9	73.2
Total current assets	1,287.0	1,190.5
Property and equipment, net	341.1	378.4
Operating lease right-of-use asset	250.9	270.7
Intangible assets, net	22.7	33.7
Goodwill	456.4	454.9
Deferred tax assets	405.7	415.7
Other assets	70.6	101.0
Total assets	$2,834.4	$2,844.9
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$34.9	$24.3
Accrued and other current liabilities	124.7	121.7
Accrued compensation and benefits	94.5	111.8
Operating lease liability	57.9	51.3
Finance lease obligation	127.6	144.3
Convertible senior notes, net, current	—	695.4
Term loan, net, current	27.1	15.0
Deferred revenue	738.4	729.7
Total current liabilities	1,205.1	1,893.5
Operating lease liability, non-current	319.0	355.9
Finance lease obligation, non-current	152.9	201.5
Convertible senior notes, net, non-current	691.1	689.9
Term loan, net, non-current	2,580.2	1,433.7
Other non-current liabilities	73.4	67.6
Total liabilities	5,021.7	4,642.1
Stockholders' deficit:
Additional paid-in-capital	1,833.5	2,012.2
Accumulated deficit	(4,026.9)	(3,815.1)
Accumulated other comprehensive income	6.1	5.7
Total stockholders' deficit	(2,187.3)	(1,797.2)
Total liabilities and stockholders' deficit	$2,834.4	$2,844.9

Dropbox, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows from operating activities
Net income	$116.1	$123.8	$326.4	$399.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35.3	39.6	110.8	116.7
Stock-based compensation	77.0	78.6	225.4	223.4
Net loss on real estate assets	—	—	—	2.6
Amortization of debt issuance costs	5.4	2.4	14.3	7.1
Net gain on equity investments	(0.5)	(1.2)	(0.5)	(0.7)
Amortization of deferred commissions	5.2	6.2	15.9	20.2
Non-cash operating lease expense	10.6	11.6	30.8	28.9
Deferred taxes	(2.9)	31.4	10.0	33.4
Other	(4.6)	0.6	(4.1)	(5.3)
Changes in operating assets and liabilities:
Trade and other receivables, net	0.7	1.7	2.6	(1.9)
Prepaid expenses and other current assets	1.2	(6.7)	(10.7)	(28.0)
Other assets	1.3	0.7	3.0	5.1
Accounts payable	(1.7)	0.8	9.8	(2.3)
Accrued and other current liabilities	14.2	6.2	12.6	(13.8)
Accrued compensation and benefits	23.1	19.5	(17.0)	(20.7)
Deferred revenue	(11.0)	(2.3)	8.3	13.3
Other non-current liabilities	2.2	1.9	5.9	5.0
Operating lease liabilities	(12.4)	(12.7)	(41.3)	(30.3)
Cash paid for lease termination	—	—	—	(36.0)
Net cash provided by operating activities	259.2	302.1	702.2	716.4
Cash flows from investing activities
Capital expenditures	(7.4)	(8.4)	(11.9)	(10.5)
Purchase of intangible assets	—	—	(3.3)	(0.4)
Business combinations, net of cash acquired	—	(4.7)	—	(13.1)
Proceeds from sales of short-term investments	—	—	0.2	—
Proceeds from maturities of short-term investments	20.2	25.1	109.5	76.1
Cash receipts from equipment rebates	1.4	4.6	2.9	14.2
Other	4.1	1.2	7.0	(0.3)
Net cash provided by investing activities	18.3	17.8	104.4	66.0
Cash flows from financing activities
Repayment of convertible senior notes	—	—	(695.8)	—
Proceeds from term loan facility	—	150.0	1,200.0	150.0
Payments of debt issuance costs and loan commitment fees	(0.1)	(11.5)	(13.3)	(17.4)
Principal payments against term loan facility	(6.8)	(2.9)	(20.3)	(7.9)
Payments for taxes related to net share settlement of restricted stock units and awards	(40.4)	(35.8)	(103.3)	(113.9)
Proceeds from issuance of common stock, net of taxes withheld	—	—	—	0.1
Principal payments on finance lease obligations	(35.5)	(33.6)	(114.2)	(101.9)
Common stock repurchases	(150.2)	(389.8)	(847.3)	(1,298.9)
Payment of acquisition-related indemnification holdback	(1.0)	—	(3.6)	—
Net cash used in financing activities	(234.0)	(323.6)	(597.8)	(1,389.9)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	0.6	(1.3)	(2.2)	11.2
Change in cash, cash equivalents, and restricted cash	44.1	(5.0)	206.6	(596.3)
Cash, cash equivalents, and restricted cash - beginning of period	1,068.4	769.2	905.9	1,360.5
Cash, cash equivalents, and restricted cash - end of period	$1,112.5	$764.2	$1,112.5	$764.2

Supplemental cash flow data:
Property and equipment acquired under finance leases	$30.0	$44.8	$50.3	$112.9

Dropbox, Inc.
Three Months Ended September 30, 2026
Reconciliation of GAAP to Non-GAAP results
(In millions, except for percentages, which may not foot due to rounding)
(Unaudited)

	GAAP	Stock-based compensation	Acquisition-related and other expenses	Intangibles amortization	Workforce reduction expense(1)	Non-GAAP
Cost of revenue	$123.6	$(4.5)	$—	$(2.1)	$(1.3)	$115.7
Cost of revenue margin	19.4%	(0.7%)	—%	(0.3%)	(0.2%)	18.2%
Gross profit	513.7	4.5	—	2.1	1.3	521.6
Gross margin	80.6%	0.7%	—%	0.3%	0.2%	81.8%
Research and development	185.4	(49.6)	(5.8)	—	(1.8)	128.2
Research and development margin	29.1%	(7.8%)	(0.9%)	—%	(0.3%)	20.1%
Sales and marketing	86.6	(6.3)	—	(0.4)	(4.9)	75.0
Sales and marketing margin	13.6%	(1.0%)	—%	(0.1%)	(0.8%)	11.8%
General and administrative	66.5	(16.6)	(0.2)	—	(0.1)	49.6
General and administrative margin	10.4%	(2.6%)	—%	—%	—%	7.8%
Income from operations	$175.2	$77.0	$6.0	$2.5	$8.1	$268.8
Operating margin	27.5%	12.1%	0.9%	0.4%	1.3%	42.2%

(1) Includes expenses such as severance, benefits and other related items primarily related to our various 2026 reductions in workforce.

Dropbox, Inc.
Three Months Ended September 30, 2025
Reconciliation of GAAP to Non-GAAP results
(In millions, except for percentages, which may not foot due to rounding)
(Unaudited)

	GAAP	Stock-based compensation	Acquisition-related and other expenses	Intangibles amortization	Workforce reduction expense(1)	Non-GAAP
Cost of revenue	$128.3	$(5.1)	$—	$(4.9)	$—	$118.3
Cost of revenue margin	20.2%	(0.8%)	—%	(0.8%)	—%	18.6%
Gross profit	506.1	5.1	—	4.9	—	516.1
Gross margin	79.8%	0.8%	—%	0.8%	—%	81.4%
Research and development	182.3	(55.9)	(1.4)	—	—	125.0
Research and development margin	28.7%	(8.8%)	(0.2%)	—%	—%	19.7%
Sales and marketing	91.5	(5.1)	—	(0.9)	(0.1)	85.4
Sales and marketing margin	14.4%	(0.8%)	—%	(0.1%)	—%	13.5%
General and administrative	57.6	(12.5)	(0.3)	—	(0.1)	44.7
General and administrative margin	9.1%	(2.0%)	—%	—%	—%	7.0%
Income from operations	$174.7	$78.6	$1.7	$5.8	$0.2	$261.0
Operating margin	27.5%	12.4%	0.3%	0.9%	—%	41.1%

(1) Includes expenses related to our 2024 reduction in workforce such as severance, benefits and other related items.

Dropbox, Inc.
Nine Months Ended September 30, 2026
Reconciliation of GAAP to Non-GAAP results
(In millions, except for percentages, which may not foot due to rounding)
(Unaudited)

	GAAP	Stock-based compensation	Acquisition-related and other expenses	Intangibles amortization	Workforce reduction expense(1)	Non-GAAP
Cost of revenue	$376.7	$(13.2)	$—	$(11.2)	$(1.3)	$351.0
Cost of revenue margin	19.8%	(0.7%)	—%	(0.6%)	(0.1%)	18.5%
Gross profit	1,521.6	13.2	—	11.2	1.3	1,547.3
Gross margin	80.2%	0.7%	—%	0.6%	0.1%	81.5%
Research and development	557.7	(151.7)	(8.4)	—	(4.6)	393.0
Research and development margin	29.4%	(8.0%)	(0.4%)	—%	(0.2%)	20.7%
Sales and marketing	263.3	(16.8)	—	(1.7)	(4.9)	239.9
Sales and marketing margin	13.9%	(0.9%)	—%	(0.1%)	(0.3%)	12.6%
General and administrative	187.8	(43.7)	(1.4)	—	(0.1)	142.6
General and administrative margin	9.9%	(2.3%)	(0.1%)	—%	—%	7.5%
Income from operations	$512.8	$225.4	$9.8	$12.9	$10.9	$771.8
Operating margin	27.0%	11.9%	0.5%	0.7%	0.6%	40.7%

(1) Includes expenses related to our various 2026 reductions in workforce such as severance, benefits and other related items.

Dropbox, Inc.
Nine Months Ended September 30, 2025
Reconciliation of GAAP to Non-GAAP results
(In millions, except for percentages, which may not foot due to rounding)
(Unaudited)

	GAAP	Stock-based compensation	Acquisition-related and other expenses	Intangibles amortization	Net loss on real estate assets	Workforce reduction expense(1)	Non-GAAP
Cost of revenue	$368.7	$(15.6)	$(1.9)	$(14.6)	$—	$(0.4)	$336.2
Cost of revenue margin	19.6%	(0.8%)	(0.1%)	(0.8%)	—%	—%	17.8%
Gross profit	1,516.1	15.6	1.9	14.6	—	0.4	1,548.6
Gross margin	80.4%	0.8%	0.1%	0.8%	—%	—%	82.2%
Research and development	545.1	(156.4)	(4.1)	—	—	(1.9)	382.7
Research and development margin	28.9%	(8.3%)	(0.2%)	—%	—%	(0.1%)	20.3%
Sales and marketing	271.3	(15.8)	—	(2.9)	—	(0.7)	251.9
Sales and marketing margin	14.4%	(0.8%)	—%	(0.2%)	—%	—%	13.4%
General and administrative	170.2	(35.6)	(0.8)	—	—	(0.7)	133.1
General and administrative margin	9.0%	(1.9%)	—%	—%	—%	—%	7.1%
Net loss on real estate assets	2.6	—	—	—	(2.6)	—	—
Net loss on real estate assets margin	0.1%	—%	—%	—%	(0.1%)	—%	—%
Income from operations	$526.9	$223.4	$6.8	$17.5	$2.6	$3.7	$780.9
Operating margin	28.0%	11.9%	0.4%	0.9%	0.1%	0.2%	41.4%

(1) Includes expenses related to our 2024 reduction in workforce such as severance, benefits and other related items.

Dropbox, Inc.
Three and Nine Months Ended September 30, 2026 and 2025
Reconciliation of GAAP net income to Non-GAAP net income and Non-GAAP diluted net income per share
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP net income	$116.1	$123.8	$326.4	$399.7
Stock-based compensation	77.0	78.6	225.4	223.4
Acquisition-related and other expenses	6.0	1.7	9.8	6.8
Amortization of acquired intangible assets	2.5	5.8	12.9	17.5
Net loss on real estate assets	—	—	—	2.6
Workforce reduction expense	8.1	0.2	10.9	3.7
Net gain on equity investments	(0.5)	(1.2)	(0.5)	(0.7)
Income tax effects of non-GAAP adjustments	(11.4)	(12.2)	(36.7)	(51.5)
Non-GAAP net income	$197.8	$196.7	$548.2	$601.5
Non-GAAP diluted net income per share	$0.88	$0.74	$2.39	$2.16
Weighted-average shares used to compute Non-GAAP diluted net income per share	225.1	265.1	229.5	279.1

Dropbox, Inc.
Three and Nine Months Ended September 30, 2026 and 2025
Reconciliation of unlevered free cash flow and supplemental cash flow disclosure
(In millions, except for percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Unlevered free cash flow reconciliation:
Net cash provided by operating activities	$259.2	$302.1	$702.2	$716.4
Less:
Capital expenditures	(7.4)	(8.4)	(11.9)	(10.5)
Free cash flow	$251.8	$293.7	$690.3	$705.9
Free cash flow margin	39.5%	46.3%	36.4%	37.5%
Plus:
Cash paid for interest on debt, net of the associated tax benefit	52.1	20.5	133.5	59.1
Unlevered free cash flow	$303.9	$314.2	$823.8	$765.0
Supplemental disclosures:
Key employee holdback payments related to acquisitions(1)	$7.9	$—	$12.8	$0.4
Payments related to workforce reduction(2)	$8.1	$0.7	$10.6	$13.2
Cash paid for lease termination(3)	$—	$—	$—	$36.0

(1) Includes payments related to employee holdbacks pertaining to our acquisitions included in cash flows from operating activities. The related expenses are recognized within research and development expenses over the required service periods.

(2) Includes payments made related to our various reductions in workforce such as severance, benefits, and other related items. During the three and nine months ended September 30, 2026 and September 30, 2025, total cash payments included the accrued pro rata amount of annual employee bonus.

(3) Represents payments made for the partial lease termination of our San Francisco, California corporate headquarters during the nine months ended September 30, 2025.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Dropbox's results, we have disclosed the following non-GAAP financial measures: revenue growth and Total ARR growth excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP operating expenses (including research and development, sales and marketing and general and administrative), non-GAAP income from operations, non-GAAP net income, free cash flow ("FCF"), unlevered FCF and non-GAAP diluted net income per share. We also present various margins, all of which are calculated as the applicable non-GAAP financial measure divided by revenue. We have provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Non-GAAP cost of revenue, gross profit, operating expenses, income from operations, and net income differ from GAAP in that they exclude stock-based compensation expense, amortization of acquired intangible assets, acquisition-related and other expenses, which include third-party diligence costs, expenses related to key employee holdback agreements, net loss on real estate assets, expenses related to our various reductions in workforce, net gain on equity investments and the income tax effect of the aforementioned adjustments. FCF differs from GAAP net cash provided by operating activities in that it treats capital expenditures as a reduction to net cash provided by operating activities. Free cash flow margin is calculated as FCF divided by revenue. Unlevered FCF represents net cash provided by operating activities adjusted for cash paid for capital expenditures and cash paid for interest on indebtedness and is calculated by adding cash paid for interest on debt, net of the associated tax benefit, to FCF. In order to present revenue on a constant currency basis for the quarter ended September 30, 2026, we calculate constant currency revenue growth rates by applying the prior period weighted average exchange rates to current period results. We calculate constant currency Total ARR growth rates by applying the current period rate to prior period results. We present constant currency information to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. We have also presented revenue and total ARR excluding FormSwift because we significantly reduced our investment at the beginning of 2025 and, for the quarter ended September 30, 2026, completed the wind down of operations; accordingly, we believe the presentation of these measures provides a useful view of our ongoing results of operations.

Our management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short and long-term operating plans, and to evaluate Dropbox's financial performance and the ability to generate cash from operations. Management believes these non-GAAP financial measures reflect Dropbox's ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in Dropbox's business, as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful supplemental information to investors and others in understanding and evaluating Dropbox's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

We believe that the non-GAAP financial measures, non-GAAP cost of revenue, gross profit, operating expenses, income from operations, net income, and diluted net income per share are meaningful to investors because they help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude.

We believe that FCF is an indicator of our liquidity over the long term and provides useful information regarding cash provided by operating activities and cash used for investments in property and equipment required to maintain and grow our business. Unlevered FCF provides additional information about our liquidity adjusted for the impact of our capital structure. FCF and unlevered FCF are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. FCF and unlevered FCF each have limitations as analytical tools, and neither metric should be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Some of the limitations of FCF and unlevered FCF are that they each do not reflect our future contractual commitments, exclude investments made to acquire assets under finance leases, include capital expenditures, and may be calculated differently by other companies in our industry, limiting their respective usefulness as comparative measures.

The use of non-GAAP cost of revenue, gross profit, operating expenses, income from operations, net income, free cash flow, unlevered free cash flow, and diluted net income per share measures has certain limitations as they do not reflect all items of income, expense, and cash expenditures, as applicable, that affect Dropbox's operations. Dropbox mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. Additionally, we have provided supplemental disclosures in our reconciliation of net cash provided by operating activities to free cash flow to include key employee holdback payments related to our various acquisitions, payments related to workforce reduction and cash paid for lease termination. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review Dropbox's financial information in its entirety and not rely on a single financial measure.

Contacts
Investors:
Sarah Schubach
ir@dropbox.com
or
Media:
Tim Rathschmidt
press@dropbox.com